UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2013

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21174	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Executive Bonus Plan. On October 28, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) adopted a 2013 Annual Executive Incentive Program (the “Program”). The Committee will administer and have final authority on all matters relating to the Program. All of the Company's executive officers and certain other officers designated by the Committee are eligible to participate in the Program.

Incentive payouts under the Program will only be made if certain free cash flow criteria are met and payouts, if any, will depend on the amount of Company bookings, the level of free cash flow and whether the Company achieves certain pre-established initiatives.

Under the Program, each participant’s target incentive opportunity (based on a percentage of base salary paid in 2013) is the same target opportunity as set forth in the participant's employment agreement or offer letter. Maximum incentive opportunities under the Program range from 125% to 200% of target. The Committee may determine a bonus payout for any participant that is less than or more than the expected amount determined in accordance with the formula in the Bonus Plan. The Committee may make its incentive amount determinations on a participant by participant basis and need not treat participants uniformly.

Incentive amounts, if any, will be determined and paid by March 15, 2014. In order to receive an incentive, if any, under the Program, a participant must be employed by the Company as of the day incentive amounts are paid unless otherwise provided in such participant's employment agreement, offer letter or other agreement.

Principal Accounting Officer. On October 29, 2013, Ryan H. Murray, the Company’s current Vice President of Finance, was appointed as Chief Accounting Officer (Principal Accounting Officer) of the Company. John W. Frederick, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company, ceased serving as interim Principal Accounting Officer upon Mr. Murray’s appointment. Mr. Murray, age 36, has served as the Company’s Vice President of Finance since April 2013. Prior to joining Avid, Mr. Murray served as Vice President and Corporate Controller of Open Solutions Inc., a technology provider to financial institutions worldwide from August 2010 to April 2013. From March 2009 to August 2010, Mr. Murray was Vice President and Corporate Controller at Virtus Investment Partners, Inc., an investment management company. Prior to March 2009, Mr. Murray held accounting related positions at CBRE Realty Finance, Inc. and PricewaterhouseCoopers LLP. There are no arrangements or understandings between Mr. Murray and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the appointment, the Company entered into an amended and restated employment offer letter (the “Offer Letter”) with Mr. Murray. The Offer Letter has no specified term, and Mr. Murray’s employment with the Company is on an at-will basis. The material terms of the Offer Letter are summarized below.

Salary and Bonus. Under the Offer Letter, Mr. Murray is entitled to receive an annual base salary of $250,000. He is also eligible to participate in the Company’s annual performance bonus plan, where his target annual bonus is equal to 35% of his base salary. Potential payouts range from 0% to greater than 35% of base salary based on the degree to which performance objectives have been met and other factors, including the discretion of the plan administrator. Any bonus paid for 2013 will be pro-rated by the number of days he was employed by the Company in 2013, provided that the bonus for 2013 is guaranteed at target, if all material weaknesses of the Company’s internal controls over financial reporting are remediated within a specified time. Mr. Murray is also eligible to participate in the Company’s previously disclosed Remediation Bonus Plan.

Severance. The Offer Letter provides that if Mr. Murray’s employment is terminated by the Company without cause (as defined in the Offer Letter) other than due to his long-term disability, then the Company will pay to Mr. Murray (i) his base salary for a period of six months following his termination, (ii) an annual bonus, if earned, pro-

rated by the number of months he was employed by the Company during the year of the date of his termination, and (iii) an amount equal to the Company’s portion of his COBRA premiums for 6 months after the termination of his employment. If Mr. Murray’s employment with the Company is terminated by the Company without cause within one year after a change-in-control of the Company, in addition to the severance described above, the Company will pay to Mr. Murray an additional six months base salary, and the exercisability, with respect to any stock options and the payment, with respect to any RSUs, of 25% (or such smaller percentage as may then be unvested) of the original amount of any individual stock option or RSU grant made to Mr. Murray will accelerate in full as of his last date of employment.

Other Benefits. Mr. Murray will be eligible to participate in the benefit programs generally available to officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: November 1, 2013	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer